EX-23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As independent public accountants, we hereby consent to the inclusion of our report dated November 23, 2004, except for Note 15, as to which the date is December 17, 2004, relating to the financial statements of Utix Group, Inc. (formerly known as Corporate Sports Incentives, Inc.) in this Registration Statement on Form SB-2. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. It should be noted that we have not audited any financial statements of the Company subsequent to September 30, 2004 or performed any audit procedures subsequent to the date of our report.


/s/ VITALE, CATURANO & COMPANY, LTD.
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VITALE, CATURANO & COMPANY, LTD.


Boston, Massachusetts
March 3, 2005